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                                                Registration No. 333-91879

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________

                                   FORM S-8/A
                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                             _______________________

                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)

         New York                                              16-0393470
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

         Corning, New York                                     14831
(Address of principal executive offices)                    (Zip Code)
                             ______________________

                CORNING INCORPORATED SUPPLEMENTAL INVESTMENT PLAN
                  CORNING INCORPORATED MANAGEMENT DEFERRAL PLAN
                             ______________________

                                William D. Eggers
                              Senior Vice President
                               and General Counsel
                              Corning Incorporated
                               Corning, NY  14831
                                 (607) 974-9000
           (Name, address, and telephone number of agent for service)
                              _____________________

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4.   Description of Securities

     $40,000,000 of Deferred Compensation obligations (the "Obligations") being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the Supplemental Investment Plan and the Management Deferral Plan (the "Plans") of the Company.

     The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plans from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The amount of compensation deferred by each participant is determined in accordance with each participant's deferral election and the provisions of the Plans. The Plans provide generally for the same investment options as are available under the Company's Investment Plan. Participants may make elections concerning where their deferral accounts are to be invested. However, the Obligations are unfunded bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles elected by the participants. Participants cannot sell, assign, transfer, pledge or otherwise encumber any Obligation. With respect to the Supplemental Investment Plan, all deferral accounts together with earnings thereon will be payable upon retirement, death, disability or termination of employment in a single lump sum or upon retirement in up to five equal annual installments in accordance with the terms of such Plan. Vested benefits under such plan may be paid earlier in the event of an unforeseeable emergency. With respect to the Management Deferral Plan, in-service withdrawals of deferral accounts together with earnings thereon may be made in accordance with the election of participants in a single lump sum or in up to five equal annual installments and all deferral accounts shall be payable upon retirement, death, disability or termination of employment in a single lump sum or upon retirement in up to ten equal annual installments in accordance with the terms of such plan. In-service withdrawals of vested benefits under such plan may be made in the event of an unforeseeable emergency.

     The Company reserves the right to amend or terminate the Plans at any time, except that no amendment or modification shall accelerate the payment of amounts previously deferred or provide for additional benefits.

     The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Corning Incorporated, a New York corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 14th day of January, 2000.

                              Corning Incorporated
                              (Registrant)

                              by   /s/ WILLIAM D. EGGERS
                                  William D. Eggers, Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below on January 14, 2000 by the following persons in the capacities indicated:

         Signature                          Capacity

     /s/ ROGER G. ACKERMAN              Chairman of the Board,
     (Roger G. Ackerman)                Principal Executive Officer and
                                        Director

     /s/ JAMES B. FLAWS                 Senior Vice President, Treasurer and
     (James B. Flaws)                   Principal Financial Officer


     /s/ KATHERINE A. ASBECK            Vice President, Controller
     (Katherine A. Asbeck)              and Principal Accounting Officer


           *                            Director
     (Robert Barker)

           *                            Director
     (John Seely Brown)

           *                            Director
     (John H. Foster)

           *                            Director
     (Norman E. Garrity)

           *                            Director
     (Gordon Gund)

           *                            Director
     (John M. Hennessy)

           *                            Director

     (James R. Houghton)

           *                            Director
     (James W. Kinnear)

           *                            Director
     (John W. Loose)

           *                            Director
     (James J. O'Connor)

           *                            Director
     (Catherine A. Rein)

           *                            Director
     (Deborah D. Rieman)

           *                            Director
     (H. Onno Ruding)

           *                            Director
     (William D. Smithburg)



*By      /s/ WILLIAM D. EGGERS
        (William D. Eggers)
        Attorney-in-fact